UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MAYVILLE ENGINEERING COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAYVILLE ENGINEERING COMPANY, INC.

715 South Street

Mayville, Wisconsin 53050

SUPPLEMENT TO PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 19, 2022

This is a supplement, dated March 31, 2022, to the proxy statement, dated March 4, 2022, for the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Mayville Engineering Company, Inc. (the “Company”).  This supplement updates the proxy statement for certain developments that occurred after the date of the proxy statement.

On March 31, 2022, the Company announced that Robert D. Kamphuis, the Company’s Chairman, President and Chief Executive Officer, will retire as of September 30, 2022, and that the Company will be retaining the services of a nationally recognized executive search firm to conduct a nationwide search for a new Chief Executive Officer.  Mr. Kamphuis is one of the two nominees for election as a director at the Annual Meeting and will remain a nominee, but, if elected as a director at the Annual Meeting, he will retire as a director as of September 30, 2022, when he retires from the Company.

In connection with his retirement announcement, the Company and Mr. Kamphuis entered into a Retirement Transition Agreement (the “Retirement Agreement”) and an Agreement on Confidentiality, Assignment of Intellectual Property, Non-Competition and Non-Solicitation (the “Confidentiality Agreement”).  The Retirement Agreement provides for Mr. Kamphuis’s continued employment until September 30, 2022 (the “Retirement Date”) and that the Board of Directors of the Company may accelerate the Retirement Date in its discretion, provided that, even if the Retirement Date is accelerated, the Company will continue to honor the terms and conditions of the Retirement Agreement.  The Retirement Agreement also provides that Mr. Kamphuis will continue to receive his current base salary through September 30, 2022 and will be eligible to receive a pro-rated bonus for 2022 based on actual performance; his then-unvested equity-based awards will be forfeited as of the Retirement Date; his then-vested stock options will remain outstanding and will expire on the 10th anniversary of the grant date of such options to the extent not exercised prior to such 10th anniversary, subject to the terms and conditions of the applicable award agreement; and the Company will repurchase Mr. Kamphuis’s residence for his original purchase price upon request at any time prior to March 15, 2023.  Under the Confidentiality Agreement, Mr. Kamphuis will be subject to customary confidentiality, non-competition and non-solicitation obligations and will agree to customary provisions regarding assignment of intellectual property.

Other than the foregoing, the proxy statement is unchanged from the one mailed to shareholders on or about March 4, 2022 and filed with the Securities and Exchange Commission on March 4, 2022.

If you have not already voted, please vote as soon as possible, even if you plan to attend the Annual Meeting by virtual presence online.  Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting.  If you are a shareholder of record, you have the option to vote by written proxy or electronically via either the internet or telephone pursuant to instructions provided on the proxy card sent to you.  A shareholder of record may access and complete the proxy card online at www.proxyvote.com, or vote by telephone (1-800-690-6903), in each case by using the control number provided on your proxy card.  If you hold shares beneficially in street name, you may also vote by proxy by following the voting instructions provided to you by your broker, bank, trustee or nominee.

If you attend the Annual Meeting online, you may also vote your shares at www.virtualshareholdermeeting.com/MEC2022 during the meeting, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder of those shares a legal proxy issued in your name.

If you hold shares in the Mayville Engineering Company, Inc. Employee Stock Ownership Plan (the “ESOP”) and/or the Mayville Engineering Company, Inc. 401(k) Plan (the “401(k) Plan”), you must provide voting instructions to the trustee of those plans by April 14, 2022, which can be done by written proxy or electronically via either the internet or telephone pursuant to instructions provided on the proxy card sent to you.  A holder of shares in the ESOP and/or the 401(k) Plan may access and complete the proxy card online at www.proxyvote.com, or vote by telephone (1-800-690-6903), in each case by using the control number provided on your proxy card.  If no instructions are made or if your completed proxy card is not received by April 14, 2022, the trustee of will votes the shares allocated to your plan account in its sole discretion (for shares in the ESOP) or as directed by the 401(k) Plan sponsor, which is the Company (for shares in the 401(k) Plan).

If you have already voted and you do not wish to change your vote, you do not need to take any action.

If you have already voted and you wish to revoke your proxy, you may do that at any time before it is exercised by giving notice thereof to the Company in writing, by delivering a duly executed proxy bearing a later date or by voting by virtual presence online at the Annual Meeting.

By Order of the Board of Directors
MAYVILLE ENGINEERING COMPANY, INC.

/s/ Todd. M Butz

Todd M. Butz
Secretary

March 31, 2022